Exhibit 10.1

M.D.C. HOLDINGS, INC.

2013 EXECUTIVE OFFICER PERFORMANCE-BASED COMPENSATION PLAN

Article I

Establishment And Administration Of Plan

A. The Compensation Committee (the “Committee”) of the Board of Directors of M.D.C. Holdings, Inc., (the “Company”) hereby establishes the following 2013 Executive Officer Performance-Based Compensation Plan (the “Plan”) to provide additional incentive to improve the Company’s financial results to eligible employees responsible for management of the Company. Amounts paid pursuant to this Plan that are based upon attainment of performance objectives are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder (the “Code”).

B. This Plan replaces the Executive Officer Performance Based Compensation Plan originally approved by the Company’s stockholders at the Company’s 1994 Annual Meeting of Stockholders, as subsequently amended and reapproved by the Company’s stockholders at the Company’s 2008 and 2012 Annual Meetings of the Stockholders.

C. For purposes of administering and interpreting this Plan, the Committee shall consist solely of at least two “outside directors” within the meaning of Code Section 162(m). The Committee shall administer and interpret the Plan such that amounts paid hereunder qualify as performance-based compensation within the meaning of Section 162(m) of the Code. The Committee shall have exclusive authority to establish one or more Performance Objectives for any fiscal year.

D. The Plan shall be submitted for approval by the Company’s stockholders in accordance with Delaware law. No payment shall be made under the Plan prior to approval of the Plan by the Company’s stockholders as required by Section 162(m) of the Code.

Article II

Definitions

For purposes of this Plan:

A. “Covered Employees” shall mean the following individuals entitled to bonus payments under the Plan: Larry A. Mizel, the Company’s Chairman of the Board and Chief Executive Officer, and David D. Mandarich, the Company’s President and Chief Operating Officer.

B. The “Performance Goal” shall be a written goal for the achievement of one or more Performance Objectives approved by the Committee in respect of a particular fiscal year, which is established by the Committee (i) while the outcome for such Performance Objective for that fiscal year is substantially uncertain and (ii) not more than 90 days after the commencement of the fiscal year.

C. The “Performance Objectives” for any year shall be determined by the Committee. The Performance Objective shall be based upon one or more of the following criteria: (1) EBITDA; (2) adjusted pre-tax income; (3) net income; (4) operating income; (5) earnings per share of the

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Company or an identifiable business segment; (6) book value per share; (7) stockholders’ equity; (8) adjusted pre-tax return on stockholders’ equity; (9) expense management; (10) total shareholder return; (11) return on investment before or after the cost of capital; (12) improvements in capital structure; (13) profitability of the Company or an identifiable business segment, unit or product; (14) maintenance or improvement of profit margins; (15) stock price; (16) market share; (17) revenues or sales; (18) costs; (19) cash flow; (20) working capital; (21) changes in net assets, whether or not multiplied by a constant percentage intended to represent the cost of capital; (22) return on assets; (23) debt ratings; (24) debt or net debt to EBITDA ratio; (25) debt or net debt to total capital ratios; (26) debt or net debt to equity ratios; (27) gross margins; (28) closings/deliveries; (29) net orders/growth; (30) SG&A and expense management; (31) procurement of land/well located lots; (32) operating margins; (33) mortgage capture rates; (34) acquisitions/entrance into new markets; (35) inventory turnover; (36) liquidity; (37) interest coverage; (38) cost targets, reductions and savings; (39) productivity and efficiencies; (40) strategic business criteria; (41) human resources management; (42) supervision of litigation; (43) economic value added; (44) customer satisfaction; (45) credit rating; (46) debt to equity; (47) cash to debt; (48) inventory; (49) land and other asset acquisitions; (50) debt management; (51) new debt issues; (52) debt retirement. The foregoing criteria may relate to the Company, one or more of its subsidiaries, divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or other industries, or any combination thereof, as the Committee shall determine.

Article III

Performance-Based Compensation

A. The payments provided for in this Plan shall be paid only in the event that the Performance Goal established by the Committee for that fiscal year is achieved, in which case the Covered Employees shall receive the amount of compensation provided in Paragraph B of Article III.

B. If the Performance Goal for that fiscal year is achieved, each of the Covered Employees shall receive, in accordance with the terms of this Plan, no more than one percent (1%) of Total Assets as set forth on the Company’s balance sheet at the end of the most recent fiscal year.

C. The Committee shall have no discretion to increase the amount of any payment determined pursuant to this Plan. The Committee, however, may, in its sole discretion, reduce the amount otherwise payable to any Covered Employee for any fiscal year.

D. This Plan shall be effective for fiscal years of the Company commencing after December 31, 2012.

Article IV

Payment

A. Any amounts to be paid pursuant to Paragraph B of Article III of this Plan shall be payable, in the Committee’s sole discretion, in cash and/or Common Stock; provided that no more than 20% of the amount paid to any Covered Employee for any fiscal year pursuant to this Plan shall be paid in Common Stock. The maximum number of shares of Common Stock available for issuance pursuant to Article IV of this Plan is 1,000,000 and the maximum number of such shares that may be issued to any one person is 1,000,000. If the Committee elects to pay any amount pursuant to Paragraph B of Article III of this Plan in Common Stock, such Common Stock shall be valued at the average closing price of

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the Company’s Common Stock on the New York Stock Exchange for the 31 trading days preceding the date (the “Certificate Date”) the Committee certifies in writing (i) that the Performance Goal has been achieved; and (ii) the factors on which the Performance Goal is based, as required by the following paragraph. If such trading value is not available for any reason, the Common Stock issued pursuant to this Plan shall be valued at its fair market value as of the Certificate Date as determined by the Committee. The Company shall use its best efforts to cause any shares of Common Stock to be issued pursuant to this Plan to be registered pursuant to the Securities Act of 1933 and regulations thereunder and any appropriate state securities laws and regulations within 180 days of the issuance of such shares of Common Stock.

B. The Company shall make payment to each of the Covered Employees as promptly as practicable after the end of each fiscal year, but in no event later March 15 of the calendar year following the fiscal year to which such bonus relates. Before any payment is made for a fiscal year pursuant to the Plan, the Committee shall certify in writing that the Performance Goal for such fiscal year was achieved.

Article V

Miscellaneous

A. This Plan may be terminated or amended at any time by the Committee with or without the consent of any Covered Employees, provided that in no event shall the Committee amend the plan in a manner that would cause amounts payable hereunder to cease to be “performance based compensation” within the meaning of Code Section 162(m).

B. This Plan is established with the intent that amounts payable hereunder qualify as “performance based compensation”, and any provision of this Plan which is determined to be contrary to or in conflict with any such requirement shall be modified to the extent necessary so as to comply with all such requirements.

C. Any payments made pursuant to this Plan shall be in addition to the base salaries and other compensation or benefits paid or provided to the Covered Employees, and in no event shall this Plan cause such base salaries and benefits to be reduced or forfeited.

D. The Plan shall be unfunded, and the Company shall not be required to segregate any assets which may at any time be awarded under the Plan. Any liability of the Company to any person with respect to any amount under the Plan shall be based solely upon any contractual obligations which may be created by the terms of the Plan or any agreement with respect to payment of any amounts under the Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

ARTICLE VI

Section 409A

Notwithstanding anything contained in the Plan to the contrary, the time and form of payment that is subject to the limitations imposed by Section 409A of the Code shall comply with the requirements of Section 409A of the Code. Amounts payable pursuant to this Plan are intended to constitute “short-term deferrals” within the meaning of Code Section 409A, and the Plan shall be interpreted and administered consistent with this intent.

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